Calculation of Filing Fee Tables
S-8
HARMONIC INC
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	common stock	Other	400,000	$ 12.82	$ 5,128,000.00	0.0001531	$ 785.10
2	Equity	common stock	Other	5,000,000	$ 15.08	$ 75,400,000.00	0.0001531	$ 11,543.74
Total Offering Amounts:						$ 80,528,000.00		$ 12,328.84
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 12,328.84
Offering Note
[1]	Rule 457(c)

[2]	Rule(457c)